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                     September 19, 2023

       Guolin Tao
       Chief Executive Officer
       Entrepreneur Universe Bright Group
       Suite 907, Saigao City Plaza Building 2
       No. 170, Weiyang Road
       Xi   an, China

                                                        Re: Entrepreneur
Universe Bright Group
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 29,
2023
                                                            File No. 000-56305

       Dear Guolin Tao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services